EXHIBIT 23.1


               Consent of Independent Certified Public Accountant

We consent to the incorporation by reference in this Registration Statement on Form S-8, being filed with the Securities and Exchange Commission (the "Commission") by Isonics Corporation pertaining to the Isonics Corporation 1996 Stock Option Plan, the 1996 Executives' Equity Incentive Plan, the 1996 Equity Incentive Plan and the 1998 Employee Stock Purchase Plan, of our report dated July 1, 1998, with respect to the consolidated balance sheets of Isonics Corporation and Subsidiary as of April 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended included in the Annual Report on Form 10-KSB of Isonics Corporation for the year ended April 30, 1998, filed with the Commission on August 13, 1998.


/s/ Grant Thornton L.L.P.
-------------------------
Grant Thornton L.L.P.


San Jose, California
March 12, 1999